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                                                                    EXHIBIT 23.2


                              CONSENT OF KPMG LLP


To the Board of Directors
Alberto-Culver Company:

We consent to the use of our reports dated October 22, 1999, incorporated herein by reference, with respect to the consolidated financial statements of Alberto-Culver Company and subsidiaries as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999, and the financial statement schedule for the three-year period ended September 30, 1999, which reports are incorporated by reference or appear in the September 30, 1999 annual report on Form 10-K of Alberto-Culver Company, and to the reference to our firm under the heading "Experts."


                                   /s/KPMG LLP


Chicago, Illinois
August 22, 2000